Exhibit 99.1

November 27, 2012	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Elects Not to Proceed With
Bakken Crude Express Pipeline Project

Cites Lack of Sufficient Long-term Commitments

TULSA, Okla. - Nov. 27, 2012 - ONEOK Partners, L.P. (NYSE: OKS) today announced that it did not receive sufficient long-term transportation commitments during its recently concluded open season for the Bakken Crude Express Pipeline. As a result, the partnership has elected not to proceed with plans to construct the pipeline.

“Despite the robust outlook for crude-oil supply growth in the Williston Basin in the Bakken Shale, we did not receive sufficient long-term commitments under the terms we needed to construct the Bakken Crude Express Pipeline,” said Terry K. Spencer, ONEOK Partners president.

“While we are disappointed with the results of the open season, we remain committed to serving Williston Basin producers for their natural gas, natural gas liquids and crude-oil infrastructure needs. We still believe the Bakken Crude Express has a competitive advantage over other competing projects due to its proximity to the route of our Bakken NGL Pipeline currently under construction and other ONEOK Partners natural gas liquids pipeline corridors,” Spencer added.

“Although we have decided not to proceed with this project, we still have $4.2 billion to $4.8 billion of announced natural gas and natural gas liquids projects under way, many of which are in the Bakken Shale. Additionally, the partnership has a $2 billion-plus backlog of unannounced growth projects,” Spencer concluded.

Despite its decision not to proceed with this project, ONEOK Partners still expects to increase its earnings before interest, taxes, depreciation and amortization (EBITDA) by an average of 17 to 21 percent annually between 2012 and 2015, compared with 2012 earnings guidance. The partnership also expects to increase its estimated average annual distributions to unitholders by 10 to 15 percent between 2012 and 2015, which includes the planned 2-cent-per-unit-per-quarter increase in unitholder distributions declared in 2013, subject to approval by the board of directors of the general partner.

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ONEOK Partners Elects Not to Proceed With Bakken Crude Express Pipeline Project

ONEOK Partners decreased its 2013 capital expenditures estimate to $2.2 billion from $2.6 billion.

The Bakken Crude Express Pipeline would have been a 1,300-mile, crude-oil pipeline with the capacity to transport 200,000 barrels per day of light-sweet crude oil from multiple points in the Williston Basin in the Bakken Shale in North Dakota and Montana to the crude-oil market hub in Cushing, Okla.

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK Partners has disclosed in this news release anticipated EBITDA which is a non-GAAP financial measure. EBITDA is used as a measure of the partnership's financial performance. EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.

The partnership believes the non-GAAP financial measure described above is useful to investors because this measurement is used by many companies in its industry as a measurement of financial performance and is commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

EBITDA should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income. Additionally, this calculation may not be comparable with a similarly titled measure of other companies.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 43.4 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our proposed construction projects, projections of EBITDA, projections regarding increases in the levels of our annual and quarterly distributions as set forth in this news release and any statements related to anticipated financial performance, liquidity, management's plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news

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ONEOK Partners Elects Not to Proceed With Bakken Crude Express Pipeline Project

release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices.

Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report, on form 10-K for the year ended Dec. 31, 2011. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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